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                                                                      Exhibit 11



PEAT MARWICK LLP



1999 Avenue of the Stars
Suite 1100
Los Angeles, CA 90067


April 8, 1997


Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Lee Video City, Inc. (merged with and into Prism Entertainment Corporation on January 8, 1997 at which time the registrant's name was changed from Prism Entertainment Corporation to Video City, Inc.) and, under the date of February 9, 1996, except for Note 5, which is as of May 28, 1996, we reported on the financial statements of Lee Video City, Inc. as of December 31, 1995 and for the years ended December 31, 1995 and 1994. We have read Video City, Inc.'s statements included under item 4 of its 8-K/A-2 dated January 8, 1997, and we agree with such statements, except that we are not in a position to agree or disagree with Video City, Inc.'s statement that BDO Seidman, LLP was not consulted regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Lee Video City, Inc.'s financial statements, nor are we in a position to agree or disagree that the change in auditors was approved by the Board of Directors of Video City, Inc. in January 1997.



Very truly yours,



KPMG Peat Marwick LLP